Exhibit 99.1

Traws Pharma Announces Management Updates

•	Werner Cautreels, PhD, to retire as CEO, while continuing as a Board Member
•	Iain D. Dukes, D Phil, Executive Board Chairman, to become Interim CEO

NEWTOWN, PA, March 28, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced the retirement of Werner Cautreels, PhD, Chief Executive Officer (CEO), effective on or about close of business on March 31, 2025 after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission. Iain D. Dukes, D Phil, will assume the role of Interim CEO. In addition to his new responsibilities, Dr. Dukes will continue to serve as Traws’ Chairman.

Dr. Dukes has held leadership roles in public and private biopharmaceutical companies, leveraging vast experience in corporate, strategic and product development. Dr. Cautreels will continue in his role as a member of the Traws Board of Directors and transition to a consulting role as special advisor to the Board for the next year.

"On behalf of the Board of Directors, I want to express my sincerest appreciation to Werner for his unwavering commitment and dedicated service. Under his leadership, the Company completed the merger with Trawsfynydd to form Traws Pharma, advancing two exciting clinical-stage antiviral candidates for bird flu and COVID,” said Dr. Dukes of Traws. “I believe that Traws’ novel antiviral programs have the potential to substantially improve the care of people with influenza and COVID. We look forward to reviewing the Company’s pipeline progress in our Investor Update call on March 31, 2025.”

“I am grateful to the employees, advisors, investors and collaborators who have supported Traws’ development and progress since the merger, just one year ago. It has been a privilege to work with such an impressive management team, and advance our bird flu and COVID programs, while garnering the support of important institutional investors,” commented Dr. Cautreels. “I look forward to continuing to support Traws in my new role, as the Company takes the next steps in the development of its portfolio of oral small molecule antivirals.”

Register here for the Investor Call on Monday, March 31, 2025 at 10:00 AM ET.

About Iain D. Dukes, D Phil

Dr. Dukes is biopharmaceutical professional with substantial experience in senior leadership roles in venture capital, business development and licensing, as well as drug discovery and development. He is a Venture Partner of OrbiMed Advisors, LLC. Previously, Dr. Dukes served as Senior Vice President and Head of Business Development and Licensing for Merck Research Laboratories. Before joining Merck, Dr. Dukes held senior leadership roles in Business Development and Research and Development at Amgen, GlaxoSmithkline, and Glaxo Wellcome.

Dr. Dukes has served on the board of numerous public and private biopharma organizations. He is currently the Chairman of the board of directors of Iovance Biotherapeutics, Inc. (Nasdaq: IOVA) and Executive Chairman of Angiex Inc. He also serves as a director or founding executive on other public and private boards including Ikena Oncology (Nasdaq: IKNA), ENYO Pharma SA, Kartos Therapeutics, Inc., NeRRe Therapeutics, Rathlin Therapeutics Limited, and Telios Pharma, Inc. Dr. Dukes holds an MA in Jurisprudence and D Phil from the University of Oxford, an MSc in Cardiovascular Studies from the University of Leeds, and a BSc in Pharmacology from the University of Bath.

About Werner Cautreels

Dr. Werner Cautreels is a highly accomplished biopharmaceutical executive who brings a deep understanding of research and development, as well as clinical and regulatory strategy, across a range of therapeutic areas. Dr. Cautreels was previously President and CEO of Selecta Biosciences. Prior to Selecta Biosciences, Dr. Cautreels held senior leadership roles at international biopharmaceutical organizations around the world including Solvay Pharmaceuticals (as CEO, acquired by Abbott Laboratories), Sanofi, Sterling Winthrop and Nycomed-Amersham.

Dr. Cautreels has served as a member of the audit committee and board for biopharmaceutical companies including Innogenetics NV, Arqule Inc., and Galapagos NV. Dr. Cautreels currently serves on the board of directors of Third Pole Therapeutics. Dr. Cautreels also serves as CEO of Cristal Therapeutics and Non-Executive Chairman of MRM Health NV. Dr. Cautreels has a PhD in chemistry from the University of Antwerp, Belgium, and completed the Advanced Management Program at Harvard Business School.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. We are advancing novel investigational antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health. Our product candidates are intended to be safe, with simple dosing regimens. We strive to utilize accelerated clinical trial strategies with a commitment to patients who are especially vulnerable.

The Company’s two antiviral programs are investigational oral small molecules targeting bird flu and seasonal influenza, and COVID-19. Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a COVID treatment, targeting the Main protease (Mpro or 3CL protease), without the need for co-administration of ritonavir.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits, effectiveness, safety, and the clinical and regulatory plans for tivoxavir marboxil and ratutrelvir and the timing of the filing of the Company’s Annual Report on Form 10-K. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, collaborations, market conditions, regulatory requirements and pathways for approval, the extent of the spread and threat of the bird flu, the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for long COVID, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Nora Brennan

Traws Pharma, Inc.

nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

Bruce Mackle

LifeSci Advisors, LLC

646-889-1200

bmackle@lifesciadvisors.com